Schedule "A"

Properties

Schedule "B"

Net Smelter Returns Royalty

Schedule "C"

Resolution of Disputes

TOC-1

EXPLORATION AND OPTION AGREEMENT

THIS EXPLORATION AND OPTION AGREEMENT (the "Agreement") entered in and made effective September 14, 2007

BETWEEN:

ESPERANZA SILVER DE MEXICO, S.A. DE C.V. ("EMEX"), a company validly existing under the laws of Mexico with an office at Bulevar Hidalgo 64, Colonia Centenario, 83260 Hermosillo, Sonora, Mexico.

and

ESPERANZA SILVER CORPORATION ("ECAN"), a company validly existing under the laws of British Columbia, Canada with an office 570 Granville Street, Suite 900, Vancouver, British Columbia, Canada.

EMEX and ECAN are collectively referred to in this Agreement as "ESPERANZA".

AND:

COMPAÑIA MINERA TERCIARIO, S.A. de C.V., ("TERCIARIO") a company validly existing under the laws of Mexico with an office at Sinaloa No. 106 Despacho 302, 06700 Mexico, D.F.

Any one, or more than one, of the Parties to this Agreement may also be referred to as "Party" or "Parties."

WHEREAS:

A.

TERCIARIO is the legal and beneficial owner of a one hundred (100%) percent right, title and interest in and to the Properties as more particularly set forth and described in Schedule A attached hereto and made part of this Agreement;

B.

TERCIARIO agrees to grant to EMEX, and EMEX agrees to receive, the exclusive right to explore and option to acquire a one hundred percent (100°G) right, title and interest in and to the Properties, subject to the reservation by TERCIARIO of a Two Percent (2%) Net Smelter Return Royalty, on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the Parties hereto agree as follows:

1.

INTERPRETATION

1.1 In this Agreement and in the recitals and Schedules hereto, unless the context otherwise requires, the following expressions will have the following meanings:

(a)

"Affiliate" means any person, partnership, joint venture, corporation, company, or other form of legal, juridical enterprise which directly controls, is controlled by or is under common control with any Party, and for the purposes hereof;

(i)

"control" means possession, direct or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities,contract, voting trust or otherwise, and

(ii)

in the absence of evidence to the contrary, ownership of fifty (50%) percent or more of the voting securities of a corporation will constitute "control";

(b)

"Area of Interest" means the area within Five Kilometers of the outer perimeter of claims comprising each Property;

(c)

"ESPERANZA Shares or ECAN Shares" means common shares in the capital of ECAN;

(d)

"Commercial Production" means the commercial exploitation of Ore but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during an initial tune-up period of a plant. Commercial Production will be deemed to have commenced:

(e)

if a plant is located on the Property, on the first day of the month following the first period of thirty (30) consecutive days during which Ore has been processed through such plant for not less than fifteen (15) days at an average rate not less than seventy (7000) percent of the initial rated capacity of such plant; or

(f)

if no plant is located on the Property, on the first day of the month following the first period of thirty (30) consecutive days during which Ore has been shipped from the Properties on a reasonably regular basis for the purpose of earning revenue;

(e)

"Encumbrance" means any mortgage, lien, pledge, charge, encumbrance, royalty, hypothecation, assignment, license, option or right to acquire or any other third person claim or security interest of any nature, regardless of the form, whether or not negotiated or able to be registered with the appropriate ministry and whether or not consensual or arising by law (code, statute or otherwise);

(f)

"Expenditure Requirement" shall have the meaning described in Section 3.3(b) and, without duplication, all costs, expenses, obligations and liabilities of whatever kind or nature actually and directly incurred by ESPERANZA in connection with the acquisition, exploration and development of a Property including, without limiting the generality of the foregoing, monies expended on government fees for licenses with respect to a Property, maintaining a Property in good standing by doing and filing assessment work, in doing geophysical, geochemical and geological surveys, drilling, drifting and other underground work, assaying and metallurgical testing and engineering, in acquiring Facilities, in paying the fees, wages, salaries, traveling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and in proportion of their time spent for the benefit of a Property, in paying for the food, lodging and other reasonable needs of such persons and including all costs at prevailing charge out rates for any personnel or officers of ESPERANZA who from time to time are engaged directly in work on a Property, such rates to be in accordance with industry standards;

(g)

"Facilities" means all mines and plants, including without limitation, all pits, shafts, haulage roads, and other underground workings, and all buildings, plants, and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Properties or outside the Properties if for the exclusive benefit of the Properties only;

(h)

"Intervening Event" shall have the meaning described in Section 16 of this Agreement.

(i)

"Operating the Properties as a Mine" means any or all of the mining, milling, leaching, smelting, refining or other recovery of ores, minerals, metals or concentrates derived from the Properties;

(j)

"Option" means the option granted by TERCIARIO to ESPERANZA pursuant to Section 3;

(k)

"Option Payments" means the payments and ECAN Share issuances required to be made by ESPERANZA to TERCIARIO pursuant to Section 3.3(a) of this Agreement;

(1)

"Ore" means all materials from the Properties, the nature and composition of which, in the sole judgment of ESPERANZA, justifies either:

(i)

mining or removing from place and shipping and selling such material, or

(ii)

delivering such material to a processing plant for physical or chemical treatment, or

(iii)

leaching such material in place;

(m)

"Product" means:

(i)

all Ore shipped and sold prior to treatment; and

(ii)

all concentrates, precipitates and products produced by or for ESPERANZA from Ore;

(n)

"Property" means any one of the Properties;

(o)

"Properties" means:

(i)

the San Isidro, State of Durango Property as more particularly set forth and described in Property 1 of Schedule "A" attached hereto;

(ii)

the Buena Vista, State of Chihuahua Property as more particularly set forth and described in Property 2 of Schedule "A" attached hereto;

(iii)

the Savanarola-Tablada, State of Chihuahua Property as more particularly set forth and described in Property 3 of Schedule "A" attached hereto;

(iv)

the Savanarola-Tablada, State of Chihuahua Property as more particularly set forth and described in Property 3 of Schedule "A" attached hereto;

together with all surface, water and ancillary or appurtenant rights attached or accruing thereto, and any substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of any such Properties (including, without limitation, any claims staked and recorded to cover internal gaps or fractions in respect of such ground);

(p)

"Royalty Interest" means the TWO (2%) percent net smelter returns royalty which may be payable by ESPERANZA to TERCIARIO in accordance with the terms of this Agreement, calculated and payable in accordance with Schedule "B" hereto.

(q)

"Start of Drilling" means the date upon which ESPERANZA initiates and otherwise begins actual, physical drilling of holes on any of the Properties, except for the Coronado Property as further defined in Section 3.2.

2. REPRESENTATIONS AND WARRANTIES

2.1.

EMEX represents and warrants to TERCIARIO that:

(a)

EMEX is a body corporate duly formed, organized and validly existing under the laws of Mexico and is duly qualified to carry on business and to locate, acquire, own explore and develop the Properties;

(b)

EMEX is a wholly owned subsidiary of ECAN, which is a body corporate duly formed, organized and validly existing under the laws of Canada, and is duly qualified to carry on business and to locate, acquire, own, explore and develop the Properties through EMEX;

(c)

Both EMEX and ECAN , have full power and authority to carry on their business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; and

(d)

The execution and delivery of this Agreement and any agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto, or of its constating documents, documents related to the transaction it contemplates.

2.2.

TERCIARIO represents, warrants and covenants with EMEX AND ECAN that:

(a)

it is a body corporate duly formed, organized and validly existing under the laws of Mexico;

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; and

(c)

the execution and delivery of this Agreement and any agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents, documents related to the transaction it contemplates;

2.3.

TERCIARIO represents that to the best of its knowledge and belief:

(a)

each of the Properties have been duly and validly located and recorded, are accurately described in Schedule "A", are presently in good standing and are free and clear of all liens, charges and Encumbrances whatsoever;

(b)

TERCIARIO has the exclusive right to enter into this Agreement and to dispose of all interest in the Properties in accordance with the terms of this Agreement;

(c)

TERCIARIO is the sole 100% legal, beneficial and recorded owner of the Properties and is in exclusive possession of and owns the Properties free and clear of all Encumbrances or defects in title;

(d)

there is no adverse claim or challenge against or to the ownership of the Properties nor, to the best of its knowledge, is there any basis therefore, there are no outstanding agreements or options to acquire or purchase the Properties or any portion thereof, no person, firm or corporation has any proprietary or possessory interest in the Properties other than TERCIARIO and ESPERANZA pursuant to this Agreement, and no person is entitled to any royalty or other payment in the nature of rent or royalty on any Product other than TERCIARIO, who is entitled to the Royalty Interest pursuant to the terms and conditions of this Agreement;

(e)

expect as to matters otherwise disclosed in writing to ESPERANZA prior to the date of this Agreement the conditions existing on or related to any of the Properties and its ownership and operations of any of the Properties are in compliance with and are not in material violation of any laws (including without limitation any environmental laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety or enjoyment of any person at or on the Properties or in the general vicinity of the Properties;

(f)

there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Properties and the conduct of the operations related thereto, it has not received any notice of the same and it is not aware of any basis on which any such orders or direction could be made; and

(g)

it is not aware of any material fact or circumstance which has not been disclosed to ESPERANZA which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material in ESPERANZA'S decision to enter into this Agreement and acquire an interest in the Properties.

2.4.

The representations and warranties hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Properties by ESPERANZA, and each Party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by such Party and contained in this Agreement.

2.5.

Notwithstanding anything else in this Agreement, this Agreement, the rights of TERCIARIO and the obligations of Esperanza are specifically conditioned on the good and proper, unencumbered and marketable title of TERCIARIO to the Properties as disclosed and certified by the following two certificates:

(a)

Status certificates ("Status Certificates") issued by the Mining Registry (Registro Pùblieo de Mineria) and compliance certificates (constancias de cumplimiento de obligaciones) issued by the DirecciOn de Revision Obligaciones that will show:

(i)

Who the owner of record of the concession is,

(ii)

The registration data for the concession,

(iii)

The name of the lot,

(iv)

The Municipality where the lot is located,

(v)

Whether the concession is in full force and effect,

(vi)

The duration of the concession,

(vii)

When the duration started and when it will lapse,

(viii)

Whether the concession is subject to a lien,

(ix)

Whether the concession is subject to agreements or contracts, and

(x)

Whether the concession is the subject matter of judicial siezure or administrative proceedings.

(b)

Compliance

certificates

("Compliance

Certificates")

(constancies de cumplimiento de obligaciones) that show the status of a claim with respect to the payment of surface taxes (derechos sobre mineria) and with respect to filing of annual labor reports (comprobaciones de obras).

2.6.

The Parties intend to sign this Agreement and proceed as provided in this Agreement, but agree that if, in the sole and absolute discretion of ESPERANZA based upon the Status Certificates and Compliance Certificates, that the title to all or a portion of the Properties is not acceptable and cannot be realistically expect to be cured within a reasonable amount of time and expense, ESPERANZA shall have the right to terminate this Agreement with respect to all or part of the Properties effected by the Status and Compliance Certificates. The termination of a Property or Properties will not have the effect of reducing in any way the payments, expenditure requirements and drilling commitments Properties.

3.

OPTION

3.1.

For and in consideration of the payment by ESPERANZA to TERCIARIO of the sum of Fifteen Thousand ($15,000.00) Dollars and the issuance to TERCIARIO of Ten Thousand (10,000.00) ECAN Shares on or before the execution hereof, the receipt and sufficiency of which is hereby expressly acknowledged by TERCIARIO, TERCIARIO hereby gives and grants to EMEX the sole, exclusive and irrevocable right and option to acquire a One Hundred (100°0) percent right, title and interest in and to each of the Properties (the "Option"), subject to the payments provided for in Section 3.3, and the Royalty and payments as provided in Section 8 in accordance with the terms of this Agreement.

3.2.

ESPERANZA will have SIX (6) MONTHS from the receipt of all necessary approvals to begin drilling each of the Properties (the "Six Month Period"), and will be obligated to complete minimum drilling requirements as set forth in Section 3.3(b)(i). The Parties hereby agree that the 6 Month Period is subject to the availability of drill and equipment contractors and any other Intervening Event. If EMEX fails to begin drilling activities during the Six Month Period due to the unavailability of drilling equipment and or contractors, and the unavailability of services or equipment is not due to an Intervening Event, then the Parties agree to act in good faith and extend the Six Month Period until the procurement of said services and/or equipment. In regards to the Coronado Property the Six Month Period to initiate drilling shall be from the receipt of all necessary approvals as well as the acquisition or execution of an option agreement for the "Chiripa" and "Ampliación de Chiripa"concessions from their current owners.

3.3.

In order to maintain this Agreement and the Option in full force and effect in respect of  particular Property, subject to Sections 15 and 16, ESPERANZA shall:

(a)

make the following payments ("Option Payments") for each Property in good or certified funds to TERCIARIO:

(i)

on or before the date of the Start Of Drilling on a specific Property a payment of Ten Thousand Dollars ($10,000.00) and the issuance of 10,000 ECAN Shares to TERCIARIO for such Property; and

(ii)

on or before the First Six Months from the Start of Drilling a payment of Twelve Thousand Five Hundred Dollars ($12,500.00) and the issuance of 15,000 ECAN Shares to TERCIARIO for such Property; and

(iii)

on or before Twelve Months from the Start of Drilling a payment of Twelve Thousand Five Hundred Dollars ($12,500.00) and the issuance of 15,000 ECAN Shares to TERCIARIO for such Property; and

(iv)

on or before Eighteen Months from the Start of Drilling a payment of Twelve Thousand Five Hundred Dollars ($12,500.00) and the issuance of 25,000 ECAN Shares to TERCIARIO for such Property; and

(v)

on or before Twenty-Four Months from the Start of Drilling a payment of Twelve Thousand Five Hundred Dollars ($12,500.00) and the issuance of 25,000 ECAN Shares to TERCIARIO for such Property; and

(vi)

on or before Thirty Months from the Start of Drilling a payment of Twelve Thousand Five Hundred Dollars ($12,500.00) and the issuance of 50,000 ECAN Shares to TERCIARIO for such Property; and

(vii)

on or before Thirty-Six Months from the Start of Drilling a payment of Twelve Thousand Five Hundred Dollars ($12,500.00) and issuance of 50,000 ECAN Shares to TERCIARIO for such Property; and

(viii)

on or before Forty-Eight Months from the Start of Drilling shall have the right to purchase a 100 percent (100%) interest in the Property by making a Three Hundred and Fifty Thousand Dollars ($350,000.00) payment and delivering shares based on the following sliding scale:

(1)

If ECAN's share price is less than CDN $2.50 then 1.2 million shares.

(2)

If ECAN's share price is between CDN $2.50 and $7.50, then 700,000 shares.

(3)

If ECAN's share price is greater than CDN $7.50 then 450,000 shares.

(b)

If EMEX elects to initiates a drill program on any one Property it must complete the following drilling requirements or expenditures ("Expenditure Requirement" or "Expenditure Requirements"):

(i)

on or before the First Anniversary of the Start of Drilling complete minimum diamond drilling requirements on each Property as follows:

(1)

San Isidro Property 1200 meters,

(2)

Buenavista Property 1200 meters,

(3)

Savanarola-Tablada Property 1200 meters,

(4)

Catedrales property 1200 meters;

(ii)

on or before the Second Anniversary of the Start of Drilling incur an Expenditure Requirement of Four Hundred Thousand Dollars (400,000.00) on the Properties;

(iii)

on or before the Third Anniversary of the Start of Drilling incur an Expenditure Requirement of Four Hundred Thousand Dollars ($400,000.00) on the Properties; and

(iv)

on or before the Fourth Anniversary of the Start of Drilling incur an Expenditure Requirement of Six Hundred Thousand Dollars ($600,000.00) on the Properties.

3.4.

Any excess in the amount of Expenditures incurred by ESPERANZA on a particular Property during any one of the periods referred in Subsections 3.3(b) will be applied as credit against Expenditures required to be incurred by ESPERANZA during any subsequent period of time with respect to such property.

3.5.

A written notice by ESPERANZA to TERCIARIO accompanied by:

(a)

a certificate of a senior officer of ESPERANZA certifying the amount of drilling or

(b)

the status of satisfying Expenditure Requirements for the period specified in Subsection 3.3(b) has been made; and

(c)

a reasonably itemized statement regarding the disbursement of monies regarding the satisfaction of the Expenditure Requirements;

will be conclusive evidence of the making thereof unless TERCIARIO delivers to ESPERANZA a notice in writing questioning the accuracy of such statement within THIRTY days of receipt by ESPERANZA thereof. The certificate, notice and itemized statement of Expenditures will be delivered by ESPERANZA to TERCIARIO not later than FORTY-FIVE days from the expiration of each period set out in subsection 3.3(b). Upon delivery by TERCIARIO of a notice questioning the accuracy of such certificate, the matter shall be referred to the auditor of

ESPERANZA for final determination. If the auditor of ESPERANZA determines that ESPERANZA has not spent the required Expenditures within the time specified in subsections 3.3(b), ESPERANZA will not lose any of its rights hereunder and the Option on such Property will not terminate if ESPERANZA pays to TERCIARIO within 30 days of receipt of the auditor's determinations 100% of the deficiency in such Expenditures for such Property.

4.

TERMINATION

4.1.

The Option in respect of a particular Property will terminate (unless otherwise agreed in writing) to the extent not exercised pursuant to Section 8.1 hereof;

(a)

subject to Sections 15 and 16, at the election of TERCIARIO, if any Option Payments required to be paid by ESPERANZA pursuant to Subsection 3.3(a) are not paid or drilling commitments or Expenditures required to be completed or incurred by ESPERANZA pursuant to subsection 3.3(b) are not completed or incurred by the anniversary dates set out in Section 3.3, as applicable; or

(b)

upon ESPERANZA giving Thirty (30) days written notice to TERCIARIO that it has abandoned its Option on a particular Property;

4.2.

In the event of termination under Section 4.1, this Agreement will, except for the provisions of this Section 4.2 and Sections 2 and 9, be of no further force and effect, save and except for any obligations of ESPERANZA incurred prior to the effective date of termination. In the event of such termination, ESPERANZA shall have no obligation to satisfy the Expenditure Requirements due during the year in which such termination occurred regarding a particular Property. In other words, no Expenditure Requirement shall be owed with respect to a Property following such termination of this Agreement regarding that particular Property.

5.

RIGHT OF ENTRY

5.1.

During the Option term, ESPERANZA, its employees, agents and independent contractors will have, subject to the terms of this Agreement, the sole and exclusive right and option to:

(a)

enter upon the Properties;

(b)

have exclusive and quiet possession thereof;

(c)

do such prospecting, exploration, development or other mining work thereon and thereunder as ESPERANZA in its sole discretion may consider advisable;

(d)

bring and erect upon the Properties such Facilities as ESPERANZA may consider advisable; and

(e)

remove from the Properties and sell or otherwise dispose of Product, but only for the purpose of testing.

Access and use of surface property will be subject to agreements to be negotiated with surface property owners.

6.

COVENANTS OF TERCIARIO

6.1.

During the term of this Agreement, TERCIARIO Will

(a)

not do any act, omission or thing which would or might in any way adversely affect the rights of ESPERANZA hereunder;

(b)

make available to ESPERANZA and its representatives all records and files relating to the Properties and permit ESPERANZA and its representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)

provide ESPERANZA with any and all notices and correspondence from government agencies in respect of the Properties;

(d)

cooperate fully with ESPERANZA in obtaining any surface and other rights and government permits on, over or related to the Properties as ESPERANZA deems desirable;

(e)

execute and deliver to ESPERANZA such powers of attorney, consents and authorizations as are, in the reasonable opinions of counsel to ESPERANZA, necessary or desirable to permit ESPERANZA to carry out activities on or with respect to the Properties as contemplated hereunder; and

(f)

on or before the fourth anniversary of this Option Agreement TERCIARIO shall keep the claims in good standing until the Fourth Anniversary by recording all work performed by or on behalf of ESPERANZA with respect to the Properties as required for assessment purposes with Direccion de Revision de Obligaciones, to the maximum amounts permissible, and taking all other actions necessary in that regard.

7.

 COVENANTS OF ESPERANZA

7.1.

During the Option period, ECAN AND EMEX will:

(a)

keep the Properties free and clear of all liens, charges and encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens or liens contested in good faith by ESPERANZA) and proceed with all diligence to contest or discharge any lien that is filed;

(b)

pay or cause to be paid all workers and wage earners employed by it or its contractors on the Properties, and pay for all materials, services and supplies purchased or delivered in connection with its activities on or with respect to the Properties;

(c)

permit TERCIARIO, or its representatives duly authorized by it in writing, at their sole risk and expense, access to the Properties at all reasonable times and to all records and reports, if any, prepared by ESPERANZA in connection with work done on or with respect to the Properties;

(d)

furnish TERCIARIO each year with an annual report with respect to the technical work carried out by ESPERANZA on or with respect to the Properties during the preceding calendar year and material results obtained; and provide TERCIARIO during the month of April of each year with copies of invoices for major, or significant, expenses such as drilling, assays, geophysical surveys etc.;

(e)

conduct all work on or with respect to the Properties in a careful and miner-like manner and in compliance with all applicable federal, state and local laws, rules, orders and regulations, and indemnify and save TERCIARIO harmless from any and all claims, suits, demands, losses and expenses including, without limitation, with respect to environmental matters, made or brought against him as a result of work done or any act or thing done or omitted to be done by ESPERANZA on or with respect to the Properties; and

(f)

reimburse TERCIARIO for all claim taxes and expenses to keep the Properties and claims in good standing with Dirección de Revision de Obligaciones or other appropriate government office.

8.

EXERCISE OF OPTION

8.1.

Subject to the Option on a particular Property being in good standing pursuant to Section 3.3, and all payments being made under Section 3.3, and delivery of notices regarding Expenditure Requirements pursuant to Section 3.7, ESPERANZA will be deemed upon notice to TERCIARIO to have exercised the Option with respect to such Property, and to have acquired a one hundred (100%) percent right, title and interest in and to such Property free and clear of any interest of TERCIARIO, subject only to the right of TERCIARIO to receive, and the obligation of ESPERANZA to pay, the Royalty Interest. TERCIARIO shall also be entitled to receive the 2% royalty from third party claims in applicable Properties, as long as an agreement with third party claims is exempt from royalty. In the event that third party claims carry a royalty, any remaining royalty shall be divided equally between ESPERANZA and TERCIARIO.

8.2. Following the commencement of Commercial Production, ESPERANZA will pay the Royalty Interest to TERCIARIO.

8.3.

ESPERANZA may, within three years from the purchase of any Property and making a decision to proceed to place any Property into Commercial Production, elect by notice in writing delivered to TERCIARIO to purchase all of the right, title and interest of TERCIARIO in and to 0.5% o of the Royalty Interest (which for greater certainty will reduce the Royalty Interest payable to TERCIARIO to 1.5%) and, upon such election being made, TERCIARIO will sell all right, title and interest in and to 0.5% of the Royalty Interest to ESPERANZA for Five Hundred Thousand Dollars ($500,000.00), payable by way of certified cheque or bank draft within thirty (30) days of such election by ESPERANZA, or for 100,000 shares of ESPERANZA at TERCIARIO's discretion.

9. OBLIGATIONS OF ESPERANZA AFTER TERMINATION

9.1.

In the event of termination of the Option for any reason other than through the exercise thereof, or pursuant to Section 4 or Subsection 17.1 following the exercise of the Option, ESPERANZA will:

(a)

leave the Properties:

(i)

in good standing in the calendar year from the date of termination,

(ii)

free and clear of all liens, charges and Encumbrances arising from its operations hereunder,

(iii)

in a safe and orderly condition, and

(iv)

in a condition which is in compliance with all rules and orders, including labor, environmental, of governmental authorities with respect to reclamation and rehabilitation of all disturbances resulting from ESPERANZA use and occupancy of the Properties;

(b)

deliver to TERCIARIO, within ninety (90) days of a written request therefore, a report on all work carried out by EMEX on the Properties (but not including data that has been provided in a previous notice or report) together with copies of all sample location maps, drill hole assay logs, assay results, cores and cuttings, and other technical data compiled by EMEX with respect to the Properties;

(c)

have the right (and, if requested by TERCIARIO within thirty (30) days of the effective date of termination, the obligation) to remove from the Properties, within twelve (12) months of the effective date of termination, all Facilities erected, installed or brought upon the Properties by or at the instance of ESPERANZA, failing which such Facilities will then become the property of TERCIARIO; and

(d)

deliver to TERCIARIO, free and clear of encumbrances, liens and mortgages, and in good standing with respect to the payment of taxes for any of the Properties that become due within Six (6) Months of the date of termination, and if applicable, a duly executed transfer of title to the Properties in favour of TERCIARIO, together with duly executed transfers of any surface rights on or related to the Properties and acquired by ESPERANZA or EMEX during the term of the Option (to the extent the same are transferable) within the Area of Interest.

10.

GROUPING

ESPERANZA will have the right at any time, and from time to time, to group for the purposes of filing assessment work any claims of which a Property is comprised with any other mineral properties or other mineral tenures as may be permitted by, and in accordance with, applicable laws.

11.

DISPOSITION OF INTEREST

11.1.

Notwithstanding the following sentence, EMEX shall have the right to transfer or otherwise assign interests in any Property to any Affiliate. EMEX may at any time sell, transfer or otherwise dispose to unrelated third parties all or any portion of its interest in and to the Properties, the Option and this Agreement with the prior written consent of TERCIARIO, not to be unreasonably withheld, provided that any purchaser, grantee or transferee of any such interest will have first delivered to ESPERANZA and TERCIARIO its agreement related to this Agreement and to the Properties, containing:

(a)

a covenant with TERCIARIO by such transferee to perform all the obligations of ESPERANZA to be performed under this Agreement in respect of the interest to be acquired by it from TERCIARIO;

(b)

a provision subjecting any further sale, transfer or other disposition of such interest in the Properties and this Agreement or any portion thereof to the restrictions contained in this subsection 11.1;

whereupon ESPERANZA will be released from any further liability hereunder in respect of such interest.

11.2.

TERCIARIO will not transfer, convey, assign, mortgage, charge or grant any option in respect of or grant a right to purchase or in any manner transfer or alienate any or all of its interest in the Property during the term of the Option except with the written consent of ESPERANZA, such consent not to be unreasonably withheld, and only after any proposed transferee has entered into a written agreement satisfactory and acceptable to ESPERANZA in which it agrees to be bound by this Agreement. This limitation will not apply to the case of the right of transfer or otherwise assign interests in any Property to an TERCIARIO affiliate.

11.3.

Notwithstanding Section 11.2, in the event of a proposed transfer, conveyance, assignment, mortgage, charge or grant of an option by TERCIARIO in respect of a grant of a right to purchase or in any manner transfer or alienate any or all of its interest in the Property ("Proposed Transaction"), TERCIARIO shall notify ESPERANZA of the Proposed Transaction in writing within Twenty (20) days of TERCIARIO'S receipt of the Proposed Transaction, and the notice shall include a copy of the Proposed Transaction and all the terms and conditions of the proposal. Within Twenty (20) days after receipt of the notice, ESPERANZA shall notify TERCIARIO, the prospective seller, if ESPERANZA elects to purchase the rights and'or interest described in the Proposed Transaction.

(a)

If ESPERANZA notifies TERCIARIO that it elects to purchase the interest, it shall have the first and prior right to do so, on the same terms and conditions of the Proposed Transaction. The sale to ESPERANZA shall thereafter be completed as expeditiously as possible in accordance with the terms and provisions of the Proposed Transactions.

(b)

If ESPERANZA gives notice not to elect to purchase the interest, the interest may be sold to the offeror for the price and upon the terms stated in the Proposed Transaction; provided, however, that if the sale is not completed within Forty- Five (45) days after ESPERANZA's notice, TERCIARIO must again submit the offer to ESPERANZA, which again shall have the right to elect to purchase the subject interest.

11.4.

After the exercise of the Option, TERCIARIO will not transfer, convey, assign, mortgage charge or grant any option in respect of or grant a right to purchase or in any manner transfer or alienate any of its interest in the Royalty Interest without the prior written consent of ESPERANZA, which consent will not be unreasonably withheld.

12.

AREA OF INTEREST

TERCIARIO hereby covenants and agrees with ESPERANZA that if it acquires, directly or indirectly or pursuant to any third party agreement, any form of interest in minerals located wholly or in part within the Area of Interest, TERCIARIO will promptly offer such interest to ESPERANZA by notice in writing to ESPERANZA setting out the nature of such mineral interest and including all information known by TERCIARIO about such mineral interest, TERCIARIO's acquisition costs and all other details relating thereto and if, within 60 days from the date of the receipt of such notice, ESPERANZA accepts such mineral interest by notice in writing to TERCIARIO and pays to TERCIARIO, TERCIARIO's acquisition costs as set out in such notice , such mineral interest will become part of the Property located closest to the interest acquired. If ESPERANZA acquires (other than through TERCIARIO) any form of interest in minerals located whole or in part within the Area of Interest, such interests will be subject to the terms and conditions of this Agreement, and to the Royalties and Payments provided herein.

13.

CONFIDENTIAL NATURE OF INFORMATION

The Parties agree that all information obtained from the work carried out hereunder will be the exclusive property of the Parties and not used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of both Parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, it is understood and agreed that a Party will not be liable to the other Party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such Party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

14. NOTICE

14.1. Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and delivered personally by commercial courier or sent by facsimile or by prepaid mail. All notices of default or arbitration and demands for performance or assurance shall be delivered to the other Party and, if mailed, shall be sent by certified or registered mail, return receipt requested. Notices sent by certified or registered mail, by courier and facsimile means shall be effective on the date of delivery; provided that if the date of delivery is a Saturday, Sunday or holiday observed by the jurisdiction of the recipient, the notice shall be effective the next business day after the date of actual delivery. In addition to the foregoing, if the notice is by facsimile or other electronic means, the original notice shall be immediately mailed to the receiving Party. All notices that are mailed shall be deemed received ten (10) business days following the date of their mailing. Until a written change of address is received, all notices shall be sent to the addresses recited in this Agreement., in each case addressed as follows:

If to ECAN at:

ESPERANZA SILVER CORPORATION

William Pincus, President

1580 Lincoln St., Ste. 680

Denver, CO 80203-1501

Tel: 303 830 0988

Fax: 303 830 9098

If to EMEX at:

ESPERANZA SILVER DE MEXICO, S.A. DE C.V.

William Pincus, President

Bulevar Hidalgo 64

Colonia Centenario, 83260

Hermosillo, Sonora, Mexico.

Tel: 662 212 7989

Fax: 662 213 4888

If to TERCIARIO at:

Compania Minera Terciario, S.A. de C.V.

Attention: Tawn Dewey Albinson Fatiguant

Sinaloa No. 106 Desp. 302

Col. Roma

06700 Mexico, D.F.

Fax No.: 011-52-555-514-5638 Ext. 4

14.2. Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received and, if sent by telegram, telex, telecommunication or other similar form of communication, be deemed to have been given or received on the day it was so sent.

14.3.

Any Party may at any time give to the other, notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

15.

DEFAULT

Notwithstanding anything in this Agreement to the contrary, if any Party (a "Defaulting Party") is in default of any requirement herein set forth, the Party affected by such default will give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within thirty (30) days after the giving of notice of default to the Defaulting Party, the Defaulting Party has failed to take reasonable steps to diligently cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected Party will be entitled to seek any remedy it may have on account of such default. With respect to money payments as provided herein payment must be made within 30 days in order to avoid default.

16.

FORCE MAJEURE

16.1. No Party shall be liable for its failure to perform or deemed to be in default of any obligation, or to have ceased performance or operations hereunder, during any period in which performance or operations are prevented by any cause beyond that Party's reasonable control, each of which cause is called a condition or event of force majeure ("Intervening Event"). Intervening Event shall include but not be limited to the following: legislation, public regulations or other action of government authority; the inability to obtain any public or private license, permit or authorization which may be required for operations in connection with the Property or other property, including reclamation, the removal and disposal of water, wastes and tailings and reclamation; a mining casualty; damage to or destruction of a mine or mill, plant or facility; fire; floods; extreme weather, including but not limited to rainstorms, windstorms, snowstorms and other damage from severe natural elements; strikes; labor disputes; riots; civil unrest; an explosion; inclement weather; any inability to obtain workmen or material; any unavailability of transportation or necessary equipment; delay in transportation; acts of the public enemy, including war and acts of terrorism; and any traditional act of God. The term of this Agreement shall be extended for a period equal to the period of an Intervening Event. All periods of Intervening Event shall be deemed to begin at the time ESPERANZA stops performance or operations under this Agreement by reason of the existence of an Intervening Event, and ESPERANZA shall notify Landowner of the beginning and ending date of each such period. Nothing in this paragraph shall limit ESPERANZA's obligation to pay Production Royalty payments for ore mined as provided in this Agreement.

16.2.

All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

16.3.

A Party relying on the provisions of this Section 16 will take all reasonable steps to eliminate or overcome an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

17.

SURRENDER OF PROPERTIES

EMEX will have the unfettered right at any time before the exercise of the Option, to surrender all or any part of the claims comprised in the Properties (the "Surrendered Claims") by delivering a notice in writing of its intention to do so to TERCIARIO at least thirty (30) days prior to the proposed surrender, such notice to list the proposed Surrendered Claims. Upon delivery of a notice to surrender, ESPERANZA will have no further obligations in respect of the Surrendered Claims, save and except as set forth in subsection 9.1 with respect to the Surrendered Claims. If all the claims comprised in an individual Property are surrendered, then the Option (if then unexercised) and this Agreement will terminate with respect to that property only and all obligations of ESPERANZA hereunder (including, without limitation, the obligation to pay royalties pursuant to subsections 8.1, 8.2 and 8.3) will be terminated and the provisions of subsection 9.1 will apply the surrender of one or more Properties will not affect ESPERANZA'S rights under this Agreement to any remaining Properties. The surrender of part of the claims comprised in an individual Property will not affect ESPERANZA'S rights in any way to exercise the Option under this Agreement.

18.

DISPUTES

Disputes between the Parties shall be resolved in the manner described in Schedule "C", which is attached and by reference made part of this Agreement. No dispute shall cause a delay or cessation of any activities, including but not limited to the performance of exploration, access to the Properties or any other restriction on the conduct of activities of Esperanza regarding the Properties.

19.

GENERAL

19.1. This Agreement constitutes the entire agreement between the Parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein, including that certain letter of intent between the Parties dated and signed July 30, 2007. This English language Agreement shall also be the controlling contractual agreement between it and any Spanish language version of this Agreement.

19.2.

This is an option only and except as specifically provided otherwise, nothing herein contained will be construed as obligating ESPERANZA to do any acts or make any payments hereunder except as herein set forth, and any act or acts or payment or payments as may be made hereunder will not be construed as obligating ESPERANZA to do any further act or make any further payment or payments except as herein provided.

19.3.

The Parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

19.4.

The headings to the respective Sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

19.5.

This Agreement shall be interpreted and construed in accordance with the laws of British Columbia, Canada. Both Parties agree that a Spanish version of the Agreement will be signed and notarized within FORTY-FIVE (45) days from the signing of the date of this Agreement by all Parties. The Spanish version will be registered at the Registro Pùblico de Mineria by TERCIARIO. While the Parties prefer to mediate or arbitrate their disputes, in the event any legal matter arises that must be resolved or acted upon by a court of law in Mexico, the Parties agree that legal matter will be heard in a competent court of Mexico, Distrito Federal.

19.6.

All references to moneys hereunder will be in United States currency unless otherwise noted. All payments to be made to any Party hereunder will be made by certified cheque or bank draft mailed or delivered to such Party at its address for notice purposes as provided herein, or for the account of such Party at such bank or banks in Canada or Mexico as such Party may designate from time to time by written notice. Said bank or banks will be deemed the agent of the designating Party for the purpose of receiving, collecting and receipting such payment. All cash payments made by ESPERANZA to TERCIARIO will be invoiced by TERCIARIO and will require addition of the 15% IVA (added value tax) to the amounts set forth in Sections 3.3 and 8.3.

19.7.

ESPERANZA will from time to time use consultants to carry on its activities in Mexico and from time to time TERCIARIO will provide some of these consultants or services to ESPERANZA. If any pre-approved budgetary expenses are required to be invoiced by TERCIARIO then these expenses will be subsequently invoiced to ESPERANZA by TERCIARIO.

19.8.

Subject to Section 11, this Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Parties hereto have executed this agreement as of the day and year first above written.

Per: ______________________________

William Pincus

Title: ______________________________

ESPERANZA SILVER CORPORATION

Per: ______________________________

William Pincus

Title: ______________________________

COMPAÑIA MINERA TERCIARIO, S.A. de C.V.

Per: ______________________________

Authorized Signatory

Title: ADMINISTRADOR UNICO

SCHEDULE "A"

to that Option Agreement between
ESPERANZA SILVER DE MEXICO, S.A. DE C.V. and ESPERANZA SILVER CORPORATION
and
EXPLORACIONES DEL TERCIARIO, S.A. DE C.V
Dated Sept 14 , 2007

All Properties are in the United States of Mexico

PART 1: San Isidro Property,  Durango

Claim Name	Hectares	Grant (Title) Number	Claim Title Granted	Expiry Date
San Isidro	332.00	221721	March 17, 2004	March 16, 2054
San Isidro 2	84.00	223096	Feb 15, 2005	Feb 14, 2055
San Isidro 3	934.00	E. 333284	Claim petition

PART 2: Buenavista Property,  Chihuahua

Claim Name	Hectares	Grant Number	Claim Title Granted	Expiry Date
Buenavista	657.00	221716	March 17, 2004	Oct 10, 2052
Buenavista 2	1500.00	E.	Claim petition pending

PART 3: Savonarola-Tablado Property,  Chihuahua

Claim Name	Hectares	Grant Number	Claim Title Granted	Expiry Date
Tablado	2,567.00	227488	June 27, 2006	June 26, 2056
Savonarola	1,000.00	227489	June 27, 2006	June 26, 2056
Savonarola 2	5,882.00	227857	Aug 24, 2006	Aug 23, 2056
La Escondida	18.00	211991	Aug 18, 2000	Aug 17, 2050
El Real	100.00	213958	July 13, 2001	July 12, 2051

PART 2: Catedrales Property,  Chihuahua

Claim Name	Hectares	Grant Number	Claim Title Granted	Expiry Date
Catedrales	3100.00	E. 35357	Claim petition
Catedrales 2	1760.00	E. 35414	Claim petition

SCHEDULE "B"

to that Option Agreement between

ESPERANZA SILVER DE MEXICO, S.A. DE C.V. and ESPERANZA SILVER CORPORATION

and

TERCIARIOCOMPANIA Minera TERCIARIO, S.A. DE C.V

Dated Sept 14 , 2007

NET SMELTER RETURNS ROYALTY

1.

Payment of Royalty

ESPERANZA and TERCIARIO agree that a royalty (the "Royalty") on all minerals, ores, concentrates, precipitates, metals and other materials produced from a Property (collectively "Product") shall be calculated and paid within 30 days of the end of each calendar quarter by ESPERANZA to TERCIARIO. The royalty shall be equal to 2.0% of Net Smelter Returns (as defined below) for the immediate preceding calendar quarter period subject to ESPERANZA'S right to purchase one-half of one percent (0.5%) of the Royalty pursuant to Section 8.3 of the Agreement.

2.

Net Smelter Returns

"Net Smelter Returns" shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of ores, metals (including bullion) or concentrates produced from a Property and sold or proceeds received from an insurer in respect of such ores, metals or concentrates, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment:

(a)

smelting and refining charges (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties and other process deductions);

(b)

actual costs of transportation of ores, metals or concentrates from a Property (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) to the place of treatment and then to the place of sale;

(c)

reasonable marketing costs if any; and

(d)

sales, use and severance taxes and any other value added or other revenue based taxes levied on the actual sale proceeds but only to the extent such taxes are not recouped from TERCIARIO as may be provided by laws imposing such taxes, and not including income taxes. Only deductions that are actually incurred by ESPERANZA will be charged to TERCIARIO.

3.

Other Provisions

(a)

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by ESPERANZA or its Assignee, then charges, costs and penalties for such operations shall mean the amount ESPERANZA would have incurred if such operations were carried out at facilities not owned or controlled by ESPERANZA then offering comparable services for comparable products, but in no event greater than actual costs incurred.

(b)

ESPERANZA shall have the right, subject to the provisions below, at any time and from time to time, in its sole discretion, to commingle ore mined from a Property. Before any such commingling is carried out, the Parties hereto shall agree on a procedure ("the Commingling Plan") to determine how the credits and charges applicable to the respective ores to be commingled shall justly be allocated. The Commingling Plan shall, to the extent applicable, take account of ratios of concentration, per cent recoveries, pay metal and penalty metal contents and other factors pertinent to the respective ores to be commingled, using such weighing, sampling, amenability testing and other procedures as may be in keeping with sound metallurgical practice. If the Parties hereto cannot agree on a Commingling Plan, an independent metallurgical laboratory shall be selected, and the Commingling Plan developed by said laboratory and the procedures attendant thereto shall be accepted by the Parties as final. The costs of developing the Commingling Plan shall be borne equally by the Parties hereto. Once the Plan has been determined, the ongoing costs of implementing the plan, such as regular weighing, sampling, testing, record keeping, etc., shall be borne by ESPERANZA. TERCIARIO shall be entitled, at its sole expense, risk and liability, to observe, inspect, and verify said weighing and testing procedures from time to time as it sees fit. In so doing, TERCIARIO or its representative shall refrain from unjustified interference in ESPERANZA'S operations.

(c)

All tailings or waste material shall be the property of ESPERANZA and ESPERANZA shall have no obligation to process or extract substances therefrom. If ESPERANZA elects to extract Product of value therefrom and utilizes or sells the same, TERCIARIO shall be paid a Royalty thereon in the amount and manner provided herein. If ESPERANZA commingles the tailings or waste material produced from a Property with tailings and waste material not produced from a Property, ESPERANZA shall record the tonnage amount and source of such tailings and waste material prior to commingling and Royalty, if any, shall be paid based upon a pro rata portion of the average production as determined as a percentage of the volume of the tailings or waste material stored. The records of ESPERANZA shall be deemed conclusive as to the tailings or waste material attributable to each source, provided said records are derived by procedures which are reasonable and in accordance with generally accepted mining practice.

(d)

ESPERANZA shall have the right to sell or refrain from selling Product produced from a Property in any manner it may elect, provided however that to the extent production from a given calendar quarter has not been sold by the end of the following quarter, said production shall be deemed to have been sold, and royalties shall be paid as if said production had been sold to an Affiliate as provided in Section 3.0 (i) hereof, and the computation of royalty shall be made as provided therein. ESPERANZA shall have the right to engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, gold and silver loans, financing and speculative arrangements which may involve the possible delivery of Products produced from a Property but do not result in the actual sale and delivery of Products produced from a Property ("Trading Activities"). TERCIARIO acknowledges that the proceeds or losses of Trading Activities shall not be considered part of or included in the amounts paid to ESPERANZA for Product for purposes of determining Net Smelter Returns, and that TERCIARIO shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by any Trading Activities, but shall be paid as provided for in this Section 3(d), and in Sections 3(f), 3(g), 3(h) and 3(i) of this Schedule "B".

(e)

ESPERANZA shall have the right to take samples of minerals and material from any portion of a Property for the purpose of determining the amenability to beneficiation processes and mining thereof, including bulk sampling, with the proceeds of such sampling in excess of fifty (50) tonnes of crude ore to become subject to the Royalty.

(f)

All Royalty payments due TERCIARIO shall be made on or before the thirtieth (30th) day of the month following the calendar quarter in which payment or equivalent accounting amount is received by ESPERANZA from the sale of Product. All Royalty payments shall be made by cash, cheque, bank draft or wire transfer, unless Royalty is taken in kind pursuant to paragraph 3(g). All royalty payments shall be accompanied by copies of settlement sheets or other evidence of payment received from the purchaser of the Product, and other applicable data. ESPERANZA shall keep books and accounts showing the amount of Product shipped, sold or processed and the amount of monies received for the Product, and shall keep maps and relevant records of open pit and underground workings created by ESPERANZA under this Agreement.

(g)

TERCIARIO may elect to receive its Royalty on gold in kind by physical delivery of gold for any calendar year, by notifying ESPERANZA of its election on or before December 1 in the preceding calendar year. An election of TERCIARIO to receive the Royalty in kind shall be irrevocable for the calendar year for which it is made. Failure of TERCIARIO to notify ESPERANZA by December 1 of its election to take the Royalty in kind shall be deemed a waiver by TERCIARIO of all rights to take the Royalty in kind during the following calendar year. In the event that portions of the Royalty are held by more than one person or entity, the Royalty holders shall designate TERCIARIO or another Royalty holder as their agent to make an election as to whether to receive Royalty in kind, and such election shall be binding upon all Royalty holders. TERCIARIO shall receive 2% by weight of the Product in the same form as Product is sold to a buyer, or as refined metal, at the election of TERCIARIO. The cost of shipping and/or for storing the Product on behalf of TERCIARIO shall be for the account of TERCIARIO and not ESPERANZA.

(h)

TERCIARIO shall have the right to inspect and audit, on seven (7) days written notice to ESPERANZA (or its assignee), all records and books of accounts kept or maintained by ESPERANZA relating to all operations hereunder, and to inspect, check, and if desired, make copies of any extracts from all factual reports, records, returns, vouchers or accounts in any way relating to or referring to operations hereunder; provided however that such inspection shall not take place more frequently than once each year and shall not unreasonably interfere with operations of ESPERANZA hereunder. ESPERANZA shall provide such representatives of TERCIARIO with the reasonable use of its available equipment and facilities to assist such representatives in carrying out their inspections hereunder. TERCIARIO shall be deemed to have waived any right it may have to object to the royalty settlement made by ESPERANZA for any quarter, unless TERCIARIO notifies ESPERANZA in writing of such objection within twelve (12) months after receipt of such disputed Royalty. Such deemed waiver shall not apply, however, to specific discrepancies or errors which have required time to become apparent. If such audit determines that there has been a deficiency or an excess in the payment made to TERCIARIO such deficiency or excess shall be resolved by adjusting the next quarterly Royalty payment due thereunder. TERCIARIO shall pay all costs of such audit unless a deficiency of five percent or more of the amount due is determined to exist. ESPERANZA shall pay the costs of such audit if a deficiency of five percent or more of the amount due is determined to exist.

(i)

ESPERANZA shall be permitted to sell Product from a Property in the form of raw ore or concentrates to an Affiliate or to a third Party in a non arm's-length transaction, provided that such sales shall be considered, solely for the purpose of computing Royalty, to have been made at the following prices applied to the Refined Metal Content of such ore or concentrates: (1) with respect to gold, the Quarterly Average Gold Price (as defined in paragraph 3(g), (2) with respect to minerals other than gold that are listed on the London Metal Exchange ("LME"), the arithmetic mean of the LME price per pound or other applicable unit (ounce in the case of silver) for the particular mineral for the twenty working days ending on the day in which the sale to an Affiliate or third Party occurs, and (3) with respect to minerals other than gold that are not listed on the LME, the market value on the date of the sale to the Affiliate or third Party, as determined by an independent commodities dealer acceptable to both of the Parties hereto. In the event of sales under this Section the Affiliate's or third Party charges for smelting and, or refining shall be competitive with those charged by unaffiliated third Parties for similar smelting and refining. Refined Metal Content, as used herein, shall mean the metal content of the product were said content in fully refined form.

(j)

All covenants, conditions and terms of this Royalty shall bind and inure to the benefit of the Parties hereto and their respective assigns and successors.

SCHEDULE "C"

to that Option Agreement between
ESPERANZA SILVER DE MEXICO, S.A. DE C.V. and ESPERANZA SILVER CORPORATION
and
EXPLORACIONE DE TERCIARIO, S.A. DE C.V.
Dated  September 14      , 2007

Resolution of Disputes

Disputes between the Parties, their successors and assigns, arising under this Agreement that might arise between the Parties on account of the interpretation or application of this Agreement shall be resolved by either of the Parties initiating the dispute resolution procedure by giving written notice to the other Party by personal delivery or registered mail of its will to do so. The dispute resolution procedure shall:

(a)

First be referred for resolution to the respective general manager and/or the chief executive officer of each Party after a written request (notice) by either Party. If the general managers and. or the chief executive officers are unsuccessful in resolving the dispute within thirty (30) days, or such extended period as the Parties may mutually agree, then either Party may:

(b)

Refer the dispute, controversy or claim for mediation or conciliation by a mediator conciliator mutually agreed to by the Parties within thirty (30) days after a written request (notice) by either Party. If the Parties are unable to agree on a mediator, they shall be deemed to have waived their right to mediation. If the mediation or conciliation is unsuccessful in resolving the dispute within thirty (30) days or such extended period as the Parties may mutually agree, then either Party may at any time thereafter:

(c)

Refer the dispute, controversy or claim for settlement by initiating binding arbitration. To demand arbitration, a Party (the "demanding Party") shall give written notice to the other Party (the "responding Party") by personal delivery or registered mail. Such notice shall specify the nature of the issues in dispute, the monetary amount involved, and the remedy requested. Within thirty (30) days, of the receipt of the notice, the responding Party shall answer the demand in writing, specifying the issues that the Party disputes. If the Parties cannot mutually agree on an Arbitration Court constituted by a single arbitrator, each Party shall select one qualified arbitrator within thirty (30) days of the responding Party's answer. Each of the arbitrators shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within thirty (30) days of their selection. If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators shall, with a copy to both Parties request the British Columbia International Commercial Arbitration Centre ("BCICAC") select and appoint the third arbitrator. The decision of the BCICAC shall be final and binding on the Parties. If either Party does not name an arbitrator, the arbitrator named by the other Party shall serve as the sole arbitrator. Immediately upon appointment of the third arbitrator, each Party shall present in writing to the panel of three arbitrators (with a copy to the other Party) their statement of the issues in dispute. Any questions of whether a dispute should be arbitrated under this Section shall be decided by the arbitrators. The arbitrators, as soon as possible, but not more than thirty (30) days after their appointment, shall meet in Houston, Texas, USA at a time and place reasonably convenient for the Parties after giving each Party at least thirty (30) days advance notice. The arbitration hearing shall be conducted by the British Columbia International Commercial Arbitration Centre in accordance with the Arbitration Rules of the United Nations Council on International Trade Law ("UNCITRAL") existing on the date upon which arbitration commences. In the event of conflict between the provisions of this Agreement and the provisions of commercial arbitration rules and procedures, the provisions of this Agreement shall prevail. The failure of a Party to appear at the hearing shall not operate as a default. The attendance of all arbitrators shall not be required at all hearings. Actions of the arbitrators shall be by majority vote. After hearing the Parties in regard to the matter or matters in dispute, taking such evidence and making such other investigation as justice requires and as the arbitrators deem necessary, they shall decide all issues submitted to them within thirty (30) business days thereafter and serve a written and signed copy of the award upon each Party. Such award shall be final, binding, and unappealable by the Parties, and confirmation thereon may be applied for by any Party in any court of competent jurisdiction in any State of the United States of Mexico or any other jurisdiction in which enforcement of the arbitration award can be sought. If the Parties settle the dispute in the course of the arbitration, such settlement shall be approved by the arbitrator on the request of either Party and become the award. Fees and expenses of the arbitration shall be shared equally by the Parties. Each Party shall bear its own attorney's fees.

(d)

Except as expressly provided herein and except for an action seeking injunctive or other equitable relief to enforce the provisions of this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.